UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2019

Cole Office & Industrial REIT (CCIT II), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55436	46-2218486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, 10th Floor, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On February 14, 2019 (the “Effective Date”), certain wholly owned subsidiaries (collectively, the “Seller”) of Cole Corporate Income Operating Partnership II, LP, of which Cole Office & Industrial REIT (CCIT II), Inc. (the “Company”) is the sole general partner and owns, directly or indirectly, 100% of the partnership interests, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Industrial Logistics Properties Trust (the “Purchaser”), an unaffiliated Maryland real estate investment trust, to sell to the Purchaser 18 industrial properties, for which the Seller will receive, in the aggregate, $625.3 million in total consideration at closing, including $568.3 million in cash and the assumption by the Purchaser of a loan on a property in Ruskin, Florida (the “Ruskin Site Loan”). The Company’s board of directors has unanimously approved the Seller entering into the Purchase and Sale Agreement.
The material terms of the Purchase and Sale Agreement include: (i) a deposit from the Purchaser of approximately $31.3 million due within three business days after the Effective Date, which shall be non-refundable to the Purchaser (except as otherwise provided in the Purchase and Sale Agreement) after the expiration of a 30 day due diligence period, which begins on the Effective Date; (ii) a closing date 10 days following the expiration of the 30 day due diligence period; (iii) Purchaser's right to exclude up to two of the properties from the sale due to a casualty or condemnation of a property pursuant to Article 3 of the Purchase and Sale Agreement; and (iv) Purchaser’s right to terminate the Purchase and Sale Agreement by delivering written notice to the Seller for any reason or no reason at any time before the expiration of the due diligence period, in which event the deposit shall be returned to the Purchaser. If required to obtain lender approval of the Purchaser’s assumption of the Ruskin Site Loan, or to obtain certain third-party documentation relating to the transfer of the properties located in Joplin, Missouri and St. Louis, Missouri, the closing for the site(s) needing such additional time can be delayed by either Seller or Purchaser until five (5) business days after such requirements have been satisfied (but in no event later than June 30, 2019). The Company is joining the Purchase and Sale Agreement for the limited purpose of providing credit support for certain obligations of the Seller as further detailed in the Purchase and Sale Agreement. The Purchase and Sale Agreement also contains additional covenants, representations and warranties, indemnifications, and other provisions that are customary for real estate purchase and sale agreements.

The Company anticipates paying a disposition fee based on the contract sales price of the properties to the Company’s affiliated advisor, Cole Corporate Income Management II, LLC (the “Advisor”) pursuant to the Company’s Advisory Agreement with the Advisor. The Company anticipates closing this sale during the first quarter of 2019; however, the Company can give no assurance that the closing will occur within this timeframe, or at all.

Following the final close of the transaction, the Company’s portfolio is expected to consist of 17 office properties and one industrial property encompassing approximately 2.8 million gross rentable square feet of commercial space across nine states. Those assets are 100.0% leased with a weighted average lease term of 9.0 years and represent 17 tenant concepts and 11 industry sectors. Major tenants for the remaining portfolio include Keurig Green Mountain, Dow Chemical, Freeport-McMoRan and Traveler’s Insurance.

The Company anticipates using the net sale proceeds for the repayment of debt, the acquisition of long-dated net lease properties in furtherance of the Company’s investment objectives, and for other general corporate purposes. Management believes that the Company is well-positioned to meet its investment objectives based on the portfolio’s diversification, overall credit quality and tenant roster.

The foregoing summary description of the Purchase and Sale Agreement is not complete and is qualified in its entirety by the actual terms of the Purchase and Sale Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

Attached to this Form 8-K as Exhibit 99.1 is a press release issued on February 15, 2019 related to the Purchase and Sale Agreement.

The information furnished under Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated as of February 14, 2019, by and between certain indirect subsidiaries of Cole Office & Industrial REIT (CCIT II), Inc. and Industrial Logistics Properties Trust.
99.1	Press Release issued February 15, 2019 related to the Purchase and Sale Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2019	COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)

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